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                                                                   Exhibit 2.2

                               AGREEMENT OF MERGER

                                       OF

                            DUNN COMPUTER CORPORATION
                            (a Virginia corporation),

                                DUNN MERGER CORP.
                            (a Delaware corporation)

                                       AND

                            DUNN COMPUTER CORPORATION

                            (a Delaware corporation)

                  AGREEMENT OF MERGER dated as of March 18, 1998, by and among Dunn Computer Corporation, a Virginia corporation ("Parent"), Dunn Merger Corp., a Delaware corporation ("Sub"), and Dunn Computer Corporation, a Delaware corporation ("Company").

                  WHEREAS the total number of shares of stock which Parent has authority to issue is 22,000,000, 20,000,000 of which are shares of common stock with a par value of $.001 each ("Parent Common Stock") and 2,000,000 of which are shares of preferred stock with a par value of $.001 each; and

                  WHEREAS the total number of shares of stock which Sub has authority to issue is 100, all of which are of one class and without par value ("Sub Common Stock"); and

                  WHEREAS the total number of shares of stock which Company has authority to issue is 22,000,000, 20,000,000 of which are shares of common stock with a par value of $.001 each ("Company Common Stock") and 2,000,000 of which are shares of preferred stock with a par value of $.001 each; and

                  WHEREAS, the respective Boards of Directors of Parent, Sub and Company each have approved the merger of Sub with and into Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby (a) each issued and outstanding share of Company Common Stock owned by Company will be retired and canceled, (b) each issued and outstanding share of Company Common Stock will be converted into the right to receive Parent Common Stock, (c) each outstanding option to purchase Company Common Stock will be converted into an option to purchase a like number of shares of Parent Common Stock, (d) each warrant to purchase shares of Company Common Stock will be converted into a warrant to purchase shares of Parent Common Stock and (e) each issued and outstanding share of Sub Common Stock will be converted into a share of common stock of the Surviving Corporation (as defined in Section 1.1); and

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                  WHEREAS, the respective Boards of Directors of Parent, Sub and
Company have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interest of their respective stockholders; and

                  WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

                  Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Delaware General Corporation Law ("DGCL"), Sub shall be merged with and into Company at the Effective Time (as defined in Section 1.2). Following the Effective Time, Company shall be the surviving corporation (the "Surviving Corporation") which shall continue to exist under the name Dunn Computer Corporation and which shall become a wholly-owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. The separate existence of Sub shall cease at the Effective Time in accordance with the provisions of the DGCL.

                  Section 1.2 The Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the date of the closing under the Acquisition Agreement dated March 9, 1998 among, inter alia, Parent and Company, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent, Sub and Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                  Section 1.3 Effect of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                  Section 1.4 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Company as now in force and effect shall continue to be the Certificate of Incorporation of the Surviving Corporation,




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         "1.  The name of the corporation is [Dunn Computer Operating Company]."

and said Certificate of Incorporation shall continue in full force and effect until further amended and changed as provided therein or by applicable law.

                  Section 1.5 By-laws of the Surviving Corporation. The present by-laws of the Company as in effect immediately prior to the Effective Time will become the by-laws of the Surviving Corporation at the Effective Time and will continue in full force and effect until changed, altered or amended as provided therein or by applicable law.

                  Section 1.6 Directors and Officers. The directors and officers in office of the Company shall, at the Effective Time, become the members of the first Board of Directors and the first officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the Surviving Corporation.

                  Section 1.7 Concurrent Retirement of Share. The share of Parent Common Stock held by the Company shall be, concurrently with the Merger, retired and shall cease to be outstanding, and no consideration shall be delivered in exchange therefor.

                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                              OPTIONS AND WARRANTS;
                            EXCHANGE OF CERTIFICATES

                  Section 2.1 Effect on Capital Stock, Options and Warrants. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, Company Stock Options (as hereinafter defined), Bergman Stock Options (as hereinafter defined) or Warrants (as hereinafter defined):

         (a) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned directly or indirectly by the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (b) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Parent Common Stock. Subject to 2.1(a), as of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the same number of shares of Parent Common Stock upon surrender of such certificate in accordance with Section 2.2 and any dividends or distributions to which such holder is entitled pursuant to Section
2.2 (c).

         (c) Conversion of Company Stock Options. The option holders listed on
Schedule 1 attached hereto each hold outstanding stock options as of the date hereof, whether or not fully exercisable, to purchase shares of Company Common Stock (the "Company Stock Options") heretofore granted or assumed by Company pursuant to a stock option, stock purchase or similar plan adopted, assumed or maintained at any time by Company, any of its controlled affiliates or




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any of their respective predecessors in interest, including but not limited to the Dunn Computer Corporation 1997 Stock Option Plan, as amended and in effect on the date hereof (collectively, the "Company Stock Option Plans"). The option exercise price, the number of shares subject to the option, any related stock appreciation rights, the dates of grant, vesting, exercisability and expiration of the option and whether the option is an incentive stock option or a non-qualified stock option with respect to each Company Stock Option are set forth in the respective stock option agreement between such option holder and Company. All rights under the Company Stock Options shall be treated as provided herein, and to the extent the terms of the Company Stock Option Plans and/or of any related agreements are inconsistent with the treatment to be accorded to the Company Stock Options as provided herein, then Company shall cause the Company Stock Option Plans and/or any related agreements with affected participants to be amended, and all required third party, governmental and regulatory body consents or approvals to such amendments to be procured, such that all such inconsistencies shall be eliminated by the Effective Time.

                  Each Company Stock Option outstanding immediately prior to the Effective Time shall be converted at the Effective Time into an outstanding option to purchase Parent Common Stock ("Parent Stock Option"), so that (i) from and after the Effective Time, each such Company Stock Option may be exercised only for shares of Parent Common Stock notwithstanding any contrary provision of the Company Stock Option Plans or stock option agreements executed in connection therewith and (ii) each such Parent Stock Option shall at the Effective Time be, on substantially the same terms and conditions as were applicable to the Company Stock Option to which it relates, an option to purchase an equal number of shares of Parent Common Stock at an exercise price per share equal to the exercise price per share applicable to the Company Stock Option to which it relates; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be further adjusted to the extent necessary in order to comply with Section 424(a) of the Code; and provided further, that the number of shares of Parent Common Stock that may be purchased upon exercise of such stock option shall not include any fractional share and, upon exercise of such stock option, a cash payment shall be made for any fractional share based upon the closing price of a share of Parent Common Stock on the last trading day of the calendar month immediately preceding the date of exercise.

         (d) Conversion of Bergman Stock Options. Barry D. Bergman and Jacqueline L. Bergman each hold outstanding stock options as of the date hereof, whether or not fully exercisable, to purchase shares of Company Common Stock (the "Bergman Stock Options") heretofore granted by Company pursuant to Attachment 1 to the Stock Acquisition, Stock Option, Settlement, and Reciprocal Release Agreement dated September 12, 1997 entitled Dunn Computer Corporation Common Stock Option (the "Bergman Stock Option Agreement"). The option exercise price, the number of shares subject to the option, any related stock appreciation rights and the dates of grant, vesting, exercisability and expiration of the option with respect to each Bergman Stock Option are set forth in the Bergman Stock Option Agreement. All rights under the Bergman Stock Options shall be treated as provided herein, and to the extent the terms of the Bergman Stock Option Agreement are inconsistent with the treatment to be accorded to the Bergman Stock Options as provided herein, then Company shall cause the Bergman Stock




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Option Agreement to be amended, and all required third party, governmental and regulatory body consents or approvals to such amendments to be procured, such that all such inconsistencies shall be eliminated by the Effective Time.

                  Each Bergman Stock Option outstanding immediately prior to the Effective Time shall be converted at the Effective Time into a Parent Stock Option, so that (i) from and after the Effective Time, each such Bergman Stock Option may be exercised only for shares of Parent Common Stock notwithstanding any contrary provision of the Bergman Stock Option Agreement and (ii) each such Parent Stock Option shall at the Effective Time be, on substantially the same terms and conditions as were applicable to the Bergman Stock Option to which it relates, an option to purchase an equal number of shares of Parent Common Stock at an exercise price per share equal to the exercise price per share applicable to the Bergman Stock Option to which it relates; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of such stock option shall not include any fractional share and, upon exercise of such stock option, a cash payment shall be made for any fractional share based upon the closing price of a share of Parent Common Stock on the last trading day of the calendar month immediately preceding the date of exercise.

         (e) Conversion of Warrants. Richard Hunt, Network 1 Financial Services, Inc., William Hunt and Damon Testaverde each hold outstanding warrants as of the date hereof, whether or not fully exercisable, to purchase shares of Company Common Stock (collectively, the "Warrants") heretofore granted or assumed by Company pursuant to the Underwriting Agreement between Company and Network 1 Financial Securities, Inc. dated April 21, 1997 (the "Underwriting Agreement"). The warrant exercise price, the number of shares subject to the warrant, any related stock appreciation rights, the dates of grant, vesting, exercisability and expiration of the warrant are set forth in the respective Underwriter's Warrant to Purchase 100,000 shares of Company Common Stock. All rights under the Warrants shall be treated as provided herein, and to the extent the terms of the Underwriting Agreement and/or of any related agreements are inconsistent with the treatment to be accorded to the Warrants as provided herein, then Company shall cause the Underwriting Agreement and/or any related agreements to be amended, and all required third party, governmental and regulatory body consents or approvals to such amendments to be procured, such that all such inconsistencies shall be eliminated by the Effective Time.

                  At the Effective Time, the Warrants shall be assumed by Parent. Notwithstanding any contrary provision of the Underwriting Agreement or any related agreements executed in connection therewith, the Warrants shall, at and after the Effective Time, evidence a warrant to purchase 100,000 shares of Parent Common Stock on the same terms and conditions as stated in the respective Underwriter's Warrant to Purchase 100,000 shares of Company Common Stock.

         (f) Conversion of Sub Common Stock. Each issued and outstanding share of Sub Common Stock shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

                  Section 2.2  Exchange of Certificates.  (a) Exchange Agent.
As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably satisfactory to Company (the "Exchange Agent"), which shall provide




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that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, Company Stock Options, Bergman Stock Options and Warrants, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 (b) in exchange for outstanding shares of Company Common Stock, new option agreements representing options to purchase Parent Common Stock executed and delivered pursuant to Sections 2.1(c) and (d) in exchange for outstanding Company Stock Options and Bergman Stock Options, respectively and new warrants representing the right to purchase shares of Parent Common Stock pursuant to Section 2.1(e) in exchange for the Warrants (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, new option agreements and new warrants being hereinafter referred to as the "Exchange Fund").

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a stock certificate, option agreement or warrant which immediately prior to the Effective Time represented rights with respect to shares of Company Common Stock ("Certificates") whose shares, options or warrants, as the case may be, were converted into similar rights with respect to Parent Common Stock pursuant to
Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company and Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for Parent Common Stock, a new option agreement or a new warrant, as the case may be. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, a new option agreement or a new warrant which such holder has the right to receive pursuant to the provisions of this Article II and dividends or other distributions on such shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a surrender of a Certificate which is not registered in the transfer records of Company or otherwise documented in the books and records of the Company under the name of the person surrendering such Certificate, a new stock certificate, new option agreement or new warrant, as the case may be, representing the proper number of shares of Parent Common Stock to which the Certificate relates may be issued or delivered, as the case may be, to a person other than the person in whose name the Certificate so surrendered is registered or recorded if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance and/or delivery shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock or delivery of an option agreement or warrant to purchase Parent Common Stock to a person other than the registered or recorded holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Parent Common Stock, the new option agreement or the new warrant, as the case may be, in respect of such Certificate pursuant to the provisions of this Article II and dividends or other distributions in respect of such Parent Common




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Stock which such Certificate holder has the right to receive pursuant to Section
2.2(c). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder in respect thereof, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II, subject to Section 2.2(e). Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

         (d) No Further Ownership Rights in Company Common Stock, Company Stock Options, Bergman Stock Options or Warrants. All shares of Parent Common Stock, new option agreements and new warrants issued or delivered upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued or delivered in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration or recordation of transfers on the stock transfer books or other records of the Surviving Corporation of the shares of Company Common Stock, the Company Stock Options, the Bergman Stock Options and the Warrants which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason other than the exchange as provided in this Article II, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

         (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim with respect to Parent Common Stock or any dividends or distributions with respect to Parent Common Stock.

         (f) No Liability. None of Parent, Sub, Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any new options, any new warrants or any




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cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent (provided that such cash shall be invested only in high quality short-term instruments with low risk of loss of principal), on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. If, as a result of any loss resulting from such investments, the amount of cash remaining in the Exchange Fund is insufficient to pay the full amount to which holders of certificates formerly representing rights with respect to Company Common Stock are entitled, Parent shall, promptly upon demand by the Exchange Agent, deposit additional cash into the Exchange Fund in an amount sufficient to satisfy its obligations to such holders.

         (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Parent Common Stock, any unpaid dividends and distributions related thereto, new option agreement or new warrant deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III

                                  MISCELLANEOUS

                  Section 3.1 Further Assurances. In the event that this Agreement shall have been fully approved and adopted upon behalf of Parent, Sub and Company in accordance with the provisions of DGCL, such corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of Delaware and elsewhere to effectuate the merger herein provided for.

                  Section 3.2. Authorization. The Board of Directors and the proper officers of Parent, Sub and Company are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for.

                  Section 3.3. Termination. Notwithstanding the full adoption of this Agreement, this Agreement may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in the event that such Agreement is abandoned by action of the Board of Directors of each corporation party hereto, whether before or after approval by the stockholders of any or all of such corporations.




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                  IN WITNESS WHEREOF, this Agreement of Merger is hereby
executed and acknowledged on behalf of each of the corporations party hereto.

Dated:  as of March 18, 1998.


                             DUNN MERGER CORP.

                             By:       /s/ JOHN D. VAZZANA
                                 ---------------------------------
                                         John D. Vazzana
                                   Executive Vice President and
                                     Chief Financial Officer


                             DUNN COMPUTER CORPORATION

                                               (Delaware)


                             By:       /s/ JOHN D. VAZZANA
                                 ---------------------------------
                                         John D. Vazzana
                                   Executive Vice President and
                                     Chief Financial Officer


                             DUNN COMPUTER CORPORATION

                                               (Virginia)


                             By:       /s/ JOHN D. VAZZANA
                                 ---------------------------------
                                         John D. Vazzana
                                   Executive Vice President and
                                     Chief Financial Officer